     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GENEVA STEEL HOLDINGS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        87-0665504
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                                                                  KEN C. JOHNSEN
              10 SOUTH GENEVA ROAD                             10 SOUTH GENEVA ROAD
              VINEYARD, UTAH 84058                             VINEYARD, UTAH 84058
                 (801) 227-9000                                   (801) 227-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE        (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                NUMBER, INCLUDING                                   TELEPHONE
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE     NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                     OFFICES)                                        SERVICE)

                            ------------------------

                                   COPIES TO:
                            EMANUEL S. CHERNEY, ESQ.
                            DENIS A. DUFRESNE, ESQ.
                                KAYE SCHOLER LLP
                                425 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 836-8000
                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                AMOUNT TO        OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED       BE REGISTERED(1)          SHARE(2)               PRICE          REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
  per share....................       3,346,789              $1.75               $5,856,881            $1,464.22
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Includes 618,349 shares of common stock issuable upon exercise of options.

(2) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the price used is the average of the high and low sales price of the common stock as quoted on the Nasdaq SmallCap Market as of the close of trading on March 26, 2001.

(3) Computed in accordance with Rule 457(c).

(4) The registrant is registering for resale by certain selling security holders, shares of common stock that may be issuable upon the exercise of certain options of the registrant. Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also registers such additional number of shares of the registrant's common stock as may become issuable upon exercise of the options as a result of stock splits, stock dividends and similar transactions.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THEIR SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 28, 2001.

PROSPECTUS

                                3,346,789 Shares

                                     [LOGO]

                          GENEVA STEEL HOLDINGS CORP.

                                  Common Stock

                           -------------------------

     Certain of the selling stockholders identified in this prospectus are offering for sale from time to time under this prospectus up to an aggregate of 3,346,789 shares of our common stock. The selling stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions or in privately negotiated transactions. For additional information on the methods of sale, please refer to the section entitled "Plan of Distribution" on page 7 of this prospectus. We will not receive any portion of the proceeds from the sale of these shares by the selling stockholders.

     Our shares of common stock are quoted on The Nasdaq Stock Market's SmallCap(SM) System under the symbol "GNVH". The shares of our common stock offered for the account of the selling stockholders will be offered at the market price on the day of sale. On March 27, 2001, the last reported sale price of our common stock was $1.69 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus.

                     This is not an underwritten offering.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 The date of this prospectus is March   , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information Regarding Forward-Looking Statements............   1
Risk Factors................................................   1
Use of Proceeds.............................................   6
Selling Stockholders........................................   6
Plan of Distribution........................................   7
Legal Matters...............................................   8
Experts.....................................................   8
Incorporation of Certain Documents by Reference.............   9
Where You Can Find More Information.........................   9

                           -------------------------

     - Geneva Steel Holdings Corp. is a newly-formed Delaware holding company created under the plan of reorganization of Geneva Steel Company, a Utah corporation. Geneva Steel Holdings Corp. owns and operates the only integrated steel mill in the western United States and is a leading domestic producer of flat and coiled plate products. Our principal executive offices are located at 10 South Geneva Road, Vineyard, Utah 84058 and our telephone number is (801) 227-9000.

     - All references to "we", "us", "our", "Geneva Steel Holdings Corp." or "our Company" in this prospectus mean Geneva Steel Holdings Corp., a Delaware corporation, its predecessor Geneva Steel Company, and all entities owned or controlled by Geneva Steel Holdings Corp.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in the prospectus in evaluating an investment in the shares of our common stock. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "believe", "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements contained herein and in incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. The forward-looking statements in this prospectus are made as of the date hereof. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN US. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE SUFFERED RECENT LOSSES AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE.

     We have experienced net losses since 1995, including net losses of approximately $18.9 million in fiscal 1998, $185.1 million in fiscal 1999, $9.0 million in fiscal 2000 and a net loss, excluding extraordinary items related to our reorganization, of $32.2 million for the three month period ended December 31, 2000. We expect to incur losses through at least the end of calendar year 2001 and may continue to have losses thereafter. In December 2000, we changed our fiscal year end from September 30 to December 31. There can be no assurance that we will be able to generate income from operations or net income at any time, whether from our existing operations or from any operations in the future. Failure by us to achieve profitability in the future could have a material adverse impact on our viability.

WE MAY NOT BE ABLE TO SATISFY THE SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE REQUIREMENTS OF RUNNING OUR BUSINESS.

     Our integrated steel operations are capital intensive. We might not have adequate funds to make all capital expenditures that are necessary to achieve the level of productivity and quality of our competitors and to maintain our facilities. If we do not, our business may be impaired and our profitability reduced.

We expect to have substantial capital needs in the near future, including improvements and modernization projects that will require significant capital expenditures, which we expect to be substantially higher than in recent years. We deferred several capital projects prior to and during the pendency of our bankruptcy proceedings because of our lack of liquidity. We are continuing to defer projects in light of current industry conditions. Deferral of projects has had and will continue to have a negative effect on our operations and our ability to remain competitive. Our capital expenditures for the fiscal years 1999 and 2000 were $8.0 million and $13.0 million, respectively. In the calendar year ending December 31, 2001, we expect to spend approximately $15 million to modernize or maintain facilities, increase manufacturing capacity, improve operating efficiencies and maintain environmental compliance. We cannot be certain that our capital needs will not exceed the $15 million we have estimated, given the possibility of unforeseen repair and maintenance requirements. There can be no assurance that we will have available cash for capital expenditures or that the projected benefits of investment in capital actually will be achieved.

OUR NEW CREDIT FACILITIES CONTAIN VARIOUS COVENANTS WHICH COULD LIMIT THE FLEXIBILITY NEEDED IN THE OPERATION OF OUR BUSINESS.

     Our new term loan agreement and revolving credit facility with Citicorp USA, Inc. contain various provisions that limit our management's discretion by restricting our ability to, among other things:

     - incur additional indebtedness;

     - create liens on our properties;

     - make capital expenditures;

     - make certain loans, advances or investments;

     - transfer or sell assets;

     - pay dividends or distributions on our capital stock [or repurchase our capital stock];

     - enter into sale-leaseback transactions;

     - provide guarantees;

     - enter into transactions with affiliates;

     - merge or consolidate with another company; and

     - modify certain existing agreements.

     In addition, our new revolving credit facility requires us to meet specified financial ratios, tests, a liquidity threshold and a minimum tangible net worth requirement. Certain of these ratios and tests are deferred as long as the liquidity threshold is met. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

     We have to date been in compliance with the covenants and restrictions in our new credit facilities. There can be no assurance that we will be able to remain in compliance with the covenants and restrictions. Our operating plan for the fiscal year ended December 31, 2001 projects that we will likely not be in compliance with the liquidity threshold in our revolving credit facility. Accordingly, we have requested an amendment to this requirement and other covenants and restrictions set forth in our credit facilities. We cannot assure you that any requested amendment will be granted. If we fail to comply with the covenants and restrictions in our credit facilities as currently in effect, or if we fail in our request for amendments to these covenants and restrictions, a default could occur. Such a default could allow the lender to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders could terminate any commitments they had made to supply us with further funds.

IF WE LOSE OUR SENIOR MANAGEMENT, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     The success of our business largely depends on our senior managers, as well as on our ability to attract and retain other qualified personnel. We cannot assure you that we will be able to attract and retain the personnel necessary for the operation and/or development of our business. If we lose the services of key personnel or fail to attract additional personnel as required, this could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO RENEGOTIATE OUR CURRENT UNION CONTRACT BEFORE IT EXPIRES ON APRIL 30, 2001.

     Our current union contract will expire pursuant to its terms on April 30, 2001. In late 1999, we participated in informal discussions with the union regarding a possible extension of the union contract, but were unable to reach agreement on terms and conditions for such an extension. We intend to commence formal discussions with the union in advance of the current expiration date of the union contract. If we fail to reach agreement with the union on terms and conditions satisfactory to us prior to the expiration of the current union contract, this would likely have a material adverse effect on the company's production, financial condition and operational results. In addition, we cannot assure you that we will be able to negotiate a new collective bargaining agreement on terms as favorable to us as the current agreement.

UNPLANNED REPAIRS OR EQUIPMENT OUTAGES COULD INTERRUPT PRODUCTION AND REDUCE OPERATING INCOME OR CASH FLOW.

     Our integrated steel operations depend upon critical pieces of steelmaking equipment, such as blast furnaces and a continuous caster, that may occasionally be out of service due to routine scheduled maintenance or equipment failures. Any unplanned unavailability of critical equipment would interrupt our production capabilities and reduce our sales and profitability. Although we have not recently experienced any equipment failures that have resulted in an extended complete shutdown of a major portion of our steelmaking production, we have experienced unscheduled equipment outages in the past and we could have material shutdowns in the future. We currently have no plans for equipment shutdowns other than for routine scheduled maintenance in the ordinary course of business, which we do not expect to have a material adverse effect on our operations.

WE MAY BE LIABLE FOR DAMAGES AND COSTS IF WE DO NOT PREVAIL IN LITIGATION REGARDING AN EQUIPMENT LEASE.

     We are currently engaged in litigation with a company from whom we leased machinery prior to our bankruptcy filing. Although we were successful in this litigation before the bankruptcy trial court, the lessor has appealed certain aspects of the ruling. We believe that we will prevail in this appeal. If, however, the lessor were to prevail in this appeal, we could be liable for monetary damages and other costs in the amount of approximately $7.2 million plus other costs to comply with certain provisions of the lease agreement. This litigation could have a material adverse effect on our financial condition and results of operations.

WE ARE CURRENTLY BEING SCRUTINIZED FOR ALLEGED VIOLATIONS OF THE STATE AND FEDERAL LAWS WITH RESPECT TO OUR USED OIL RECLAMATION SYSTEM.

     Our used oil reclamation system has recently come under scrutiny by the Utah Division of Hazardous Waste and the U.S. Environmental Protection Agency for certain alleged violations of Utah's used oil regulations. Although neither agency has issued a Notice of Violation, the State of Utah has indicated its intention to do so. If a Notice of Violation is issued and we are ultimately found to have liability, the State of Utah can impose civil penalties of up to $10,000 per day, and the Federal government can impose penalties of up to $25,000 per day if it is not satisfied with how the State of Utah has handled the matter. We intend to vigorously contest any asserted liability by either agency. If we receive a Notice of Violation and are found liable for these violations, our financial condition and results of operations could suffer.

                      RISKS RELATED TO THE STEEL INDUSTRY

THE STEEL INDUSTRY IS HIGHLY CYCLICAL AND IS AFFECTED BY GENERAL ECONOMIC CONDITIONS.

     The domestic steel industry is highly cyclical in nature due primarily to the cyclicality of the industries it serves and changes in the global steel industry. Integrated steel manufacturing is capital and fixed cost intensive and therefore our results of operations are substantially affected by small variations in the realized prices of our products or the volume of our orders. Changes in demand can produce significant volatility in the realized prices of our products or the volume of our orders and as a result our profitability. For example, steel prices and orders declined materially during 1998 and, following a brief recovery in late 1999 and early 2000, declined again during the remainder of 2000. Our results of operations have been dramatically negatively affected by these price and volume decreases. In the event of a general economic downturn or a downturn in any of the industries that we serve, which we cannot control, our revenues and earnings will likely be adversely affected.

THE DOMESTIC AND FOREIGN STEEL INDUSTRIES ARE HIGHLY COMPETITIVE.

     The domestic and foreign steel industries are characterized by intense global competition with respect to price, proximity to market, quality and service. Many of our competitors in flat-rolled products are larger than us and/or have greater capital resources. We also compete against several domestic producers of tubular products located throughout the United States.

     Foreign competition is a significant factor in the domestic steel market and has adversely affected the volume and price of our products. We compete in all of our product lines against foreign producers throughout the world and in the United States. Foreign competition has had and may in the future have a significant negative impact on our operations, depending upon various factors, including the level of domestic prices, global and regional steel demand, exchange rates and foreign subsidies. One of the principal factors leading to our filing for bankruptcy protection in 1999 was the collapse of the domestic steel market in 1998 due to an unprecedented surge of imports, which severely impaired our ability to sell our products at favorable prices and, accordingly, our revenues. If foreign competition continues to export large quantities of steel products to the United States and domestic prices are negatively affected, our financial condition and results of operations will likely suffer.

WE FACE COMPETITION FROM PRODUCERS OF STEEL ALTERNATIVES.

     We face increasing competition from producers of steel product alternatives such as aluminum, composites, plastics and concrete. We cannot assure you that such alternative options will not have a material adverse effect on our financial condition or results of operations in the future.

AN EXCESS SUPPLY OF STEEL IN THE MARKET WILL DEPRESS STEEL PRICES AND MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     Overall consumption of steel products in the U.S. steel market has not kept pace with the growth of the economy as a whole over the past decade. There still exists significant excess production capacity for the domestic steel market taking into account recent import levels and capacity additions. Overcapacity intensifies competitive pricing and results in additional pressures on capacity utilization and profit margins. To the extent that there exists a significant excess of steel products in the United States, the price of our steel products will likely decrease and our ability to realize our target profit margins will be impaired.

THE AVAILABILITY AND COST OF RAW MATERIALS MAY ADVERSELY AFFECT OUR
PROFITABILITY.

     Our operations require substantial amounts of raw materials, including iron ore, iron ore pellets, coal, coke, limestone, oxygen, natural gas and electricity. The costs and availability of these materials have been susceptible in the past to fluctuations in price and availability and may increase over time. Recently, the price of natural gas has experienced a dramatic increase. This increase in the price of natural gas is likely to have a negative effect on our profitability and our ability to meet our budget for 2001. The increased costs of raw materials are particularly adverse to our profitability in an environment where worldwide competition in the steel industry frequently limits the ability of steel producers to raise finished product prices to recover higher raw material costs. Our future results will be materially adversely affected to the extent we are unable to pass on higher raw material costs to our customers or are limited in our access to such materials.

CERTAIN OF OUR RAW MATERIAL CONTRACTS ARE DUE TO EXPIRE IN THE NEAR FUTURE.

     We depend on third parties for the supply of raw materials that are important to our operations. We are a party to two supply contracts that are due to expire in the near future. Those contracts cover the supply of iron ore pellets and electricity.

     We are currently party to a short-term iron ore pellet supply agreement with USX Corporation. Although we believe that we will be able to complete a longer-term pellet supply contract with either USX Corporation or a substitute vendor, there can be no assurance that such a contract can be completed or that USX Corporation will continue to supply pellets to us. If we are unable to extend the current contract or enter into a new contract on similar terms, our cost of iron ore pellets could increase significantly and have a material adverse effect on our profitability.

     We currently generate a portion of our electrical requirements using a generator located at our steel mill and purchase our remaining electrical requirements under a power contract that expires on December 31, 2002. The contract provides for fixed annual price increases through the remainder of its term. We intend to seek an extension of this contract prior to its expiration. There can be no assurance that we will be able to enter into an extension of our current power contract or enter into a new contract that will contain terms as favorable to us as our current contract. If we are unable to extend the current contract or enter into a new contract on similar terms, our cost of electricity could increase significantly and have a material adverse effect on our profitability.

OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY AFFECT OUR PROFITABILITY.

     Compliance with environmental laws and regulations is a significant factor in our business. We are subject to federal and local environmental laws and regulations concerning, among other things, air emissions, wastewater discharge, and solid and hazardous waste disposal. There can be no assurance that material environmental laws currently in effect or enacted in the future will not require changes to our current operations. Any future change in environmental laws and regulations could have a material adverse effect on our profitability and financial condition. Environmental laws have been enacted, and in the future may be enacted, that create liability for past actions that were lawful at the time taken, but that have been found to affect the environment adversely. We expect to incur substantial capital expenditures to comply with existing laws and regulations. In addition, future expenditures needed to comply with future laws and regulations are impossible to predict, but we expect that they will be substantial.

WEATHER COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND DECREASE OUR REVENUES.

     Weather could adversely affect our business, financial condition and our results of operation. Adverse weather, such as unusually prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt our activities or activities of our customers, resulting in a decrease in sales.

                         RISKS RELATED TO THE OFFERING

NO ESTABLISHED MARKET FOR COMMON STOCK

     As part of the Geneva Steel Company plan of reorganization, we issued new shares of common stock. Prior to the consummation of the plan there was no public market for the newly issued common stock. Our common stock commenced trading on the Nasdaq SmallCap System on January 5, 2001, under the symbol "GNVH." Given that our common stock has been trading for such a short time, there can be no assurance that an active market will develop or be sustained in the common stock.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock being sold by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information known to us with respect to the ownership of the shares of common stock being sold by each selling stockholder. The following table assumes that the selling stockholders will sell all of the shares being offered for their account by this prospectus. The number and percentage of shares owned is based on 7,424,618 shares of common stock issued and outstanding as of the date of this prospectus.

     The following table sets forth with respect to each of the selling stockholders (1) the number of shares of common stock owned by that selling stockholder prior to this offering, (2) the maximum number of shares of common stock to be sold by that selling stockholder in this offering, (3) the number of shares of common stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares and
(4) the percentage of the total outstanding common stock that the selling stockholder will own after completion of this offering if the selling stockholder sells the maximum number of shares. Upon completion of this offering, the selling stockholders will own those shares of common stock which they do not sell in this offering.

                                                               MAXIMUM            NUMBER OF        PERCENTAGE OF
                                           NUMBER OF          NUMBER OF           SHARES OF            TOTAL
                                           SHARES OF          SHARES OF          COMMON STOCK       COMMON STOCK
                                          COMMON STOCK       COMMON STOCK        OWNED AFTER        OWNED AFTER
                                         OWNED PRIOR TO     TO BE SOLD IN       COMPLETION OF      COMPLETION OF
      NAME OF SELLING STOCKHOLDER        THIS OFFERING      THIS OFFERING      THIS OFFERING(1)   THIS OFFERING(1)
      ---------------------------        --------------   ------------------   ----------------   ----------------
Albert Fried & Company, LLC(2).........     1,522,464         1,522,464               0                  *
  40 Exchange Place, 5th Floor
  Suite 512
  New York, NY 10005
Loomis Sayles & Co., Inc. .............       977,114           977,114               0                  *
  One Financial Center
  Boston, MA 02111
Joseph A. Cannon(3)....................       278,466           278,466               0                  *
Ken C. Johnsen(4)......................       150,827           150,827               0                  *
Timothy R. Clark(5)....................        67,354            67,354               0                  *
Carl E. Ramnitz(6).....................        54,764            54,764               0                  *
Dennis L. Wanlass(7)...................        57,513            57,513               0                  *
Marcus C. Phillips(8)..................        25,101            25,101               0                  *
Albert Fried, Jr.(9)...................     1,547,464         1,547,464               0                  *
Murray Drabkin(10).....................        25,000            25,000               0                  *
John T. LaMacchia(10)..................        25,000            25,000               0                  *
Frank T. MacInnis(10)..................        25,000            25,000               0                  *
Donald R. Shepherd(10).................        25,000            25,000               0                  *
R. J. Shopf(10)........................        25,000            25,000               0                  *
A. Stanley West(10)....................        25,000            25,000               0                  *
Michael T. Yonker(10)..................        25,000            25,000               0                  *
Stephen M. Bunker......................        13,186            13,186               0                  *
                                            ---------         ---------
     Total.............................     3,346,789         3,346,789

-------------------------
  *  Less than 1 percent.

 (1) Assumes the maximum number of shares registered in this offering is sold.

 (2) In January 2001, Albert Fried & Company, LLC, provided $9,842,105 of our $110,000,000 term loan. As consideration for this loan, Albert Fried & Company, LLC became entitled to receive up to an additional $1,400,860 worth of common stock. Of this amount, $885,790 was paid by the issuance to it of 435,085 shares of our common stock in March 2001. The remaining $515,070 will be paid in common stock on the fourth anniversary of the loan date based on the average closing price for the 30 days of trading immediately prior to the fourth anniversary. The shares to be issued in January 2005 are not reflected in the foregoing table because the number of shares have not been determined. Albert Fried, Jr., the Managing Member of Albert Fried & Company, LLC, has served as a member of our board of directors since January 3, 2001.

 (3) Mr. Cannon is our Chairman and Chief Executive Officer. Includes 158,972 shares of common stock issuable upon exercise of options.

 (4) Mr. Johnsen is our Executive Vice-President, Secretary, General Counsel and a member of our Board of Directors. Includes 117,138 Shares of common stock issuable upon exercise of options.

 (5) Timothy R. Clark is the Vice-President of Operations and Customer Service of our wholly-owned subsidiary Geneva Steel, LLC. Includes 50,202 shares of common stock issuable upon exercise of options.

 (6) Carl E. Ramnitz is the Vice-President of Human Resources of our wholly-owned subsidiary Geneva Steel, LLC. Includes 33,468 shares of common stock issuable upon exercise of options.

 (7) Dennis L. Wanlass is our Vice-President, Treasurer and Chief Financial Officer. Includes 33,468 shares of common stock issuable upon exercise of options.

 (8) Marcus C. Phillips is our Director of Marketing. Represents shares of common stock issuable upon exercise of options.

 (9) These shares represent (i) 1,522,464 shares of common stock owned by Albert Fried & Company, LLC, of which Mr. Fried is the managing member, which Mr Fried could be deemed to own and (ii) 25,000 shares of common stock issuable upon exercise of options.

(10) Represents shares of common stock issuable upon exercise of options.

                              PLAN OF DISTRIBUTION

     The selling stockholders have not advised us of any specific plan for distribution of the shares offered hereby, but we anticipate that the shares of common stock will be sold from time to time by the selling stockholders or their donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. When used herein, the term "selling stockholders" refers to all of their donees, pledgees, transferees and other successors in interest. The shares of common stock may be sold in one or more of the following transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market,

     - in the over-the-counter market,

     - in private transactions, block sales, short sales or other similar types of transactions,

     - through options,

     - in an underwritten offering,

     - a combination of any of the above transactions, or

     - any other lawful methods.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not necessarily sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and compiled with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by us. These expenses include the preparation and filing of this prospectus and the related registration statement within the Securities and Exchange Commission, as well as filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Kaye Scholer LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of us and our subsidiaries as of September 30, 1999 and 2000, and for each of the three fiscal years in the period ended September 30, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

     The following documents we have filed with the SEC are incorporated herein by reference:

     1. our Annual Report on Form 10-K for the year ended September 30, 2000, as amended;

     2. our Current Report on Form 8-K filed on December 1, 2000, as amended;

     3. our Current Report on Form 8-K filed on December 20, 2000;

     4. our Quarterly Report on Form 10-Q for the three month period ended December 31, 2000;

     5. our Current Report on Form 8-K filed on January 5, 2001;

     6. our Current Report on Form 8-K filed on March 8, 2001; and

     7. the description of our common stock, par value $.01 per share, included in our registration statement on Form 8-A filed with the SEC on December 5, 2000, including any amendments or reports filed for the purpose of updating such description.

     All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the document or report. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

     We will provide without charge to any person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:

                          Geneva Steel Holdings Corp.
                              10 South Geneva road
                              Vineyard, Utah 84058
                           Telephone: (801) 227-9000
                          Attention: Stephen M. Bunker
                           e-mail: sbunker@geneva.com

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The file number of our SEC filings is 0-31020. You may read and copy any document we file with the SEC at the following SEC public reference rooms:

Judiciary Plaza
450 Fifth Street, N.W.       500 West Madison Street      7 World Trade Center
Room 1024                    14th Floor                   Suite 1300
Washington, D.C. 20549       Chicago, Illinois 60601      New York, New York 10048

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. For a fee, the SEC will send copies of any of our filings to you. In addition, our filed reports, proxy statements and other information are contained in the Internet website maintained by the SEC. The address is http://www.sec.gov.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "GNVH," and our SEC filings can also be read at the following address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,346,789 Shares

                          GENEVA STEEL HOLDINGS CORP.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                                 March   , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is an itemized statement of estimated expenses in connection with the sale of the securities being registered by this registration statement.


Securities and Exchange Commission registration fee    $  1,464
Printing                                                 25,000
Accounting fees and expenses                              5,000
Legal fees and expenses                                 110,000
                                                        -------
    Total                                              $141,464
                                                        =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court or Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our amended and restated certificate of incorporation has a provision which limits the liability of directors and officers to us to the maximum extent permitted by Delaware law. The amended and restated certificate of incorporation specifies that our directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer, as applicable. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify such director or officer.

        Our amended and restated certificate of incorporation provides for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the Delaware General Corporation Law. This generally authorizes indemnification as to all expenses incurred or imposed as a result of actions, suits or proceedings if the indemnified parties act in good faith and in a manner they reasonably believe to be in or not opposed to our best interests. We believe that these provisions are necessary and useful to attract and retain qualified persons as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our officers or directors (or any of our subsidiaries) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

        EXHIBITS
        2.1 Geneva Steel Company's Third Amended Plan of Reorganization, as modified, under Chapter 11 of the Bankruptcy Code.*

        4.1     Registration Rights Agreement by and between Albert Fried &
                Company, LLC and Geneva Steel Holdings Corp. dated January 3,
                2001.**

        4.2     Registration Rights Agreement by and between Loomis Sayles &
                Co., Inc. and Geneva Steel Holdings Corp. dated as of January 3,
                2001.

        4.3     Non-Employee Director Stock Option Plan.

        4.4     Form of Option Agreement used under Geneva Steel Holding Corp.'s
                Non-Employee Director Stock Option Plan for each of Albert
                Fried, Jr., Murray Drabkin, John T. LaMacchia, Frank T.
                MacInnis, Donald R. Shepherd, R.J. Shopf, A. Stanley West and
                Michael T. Yonker.

        4.5     Geneva Steel Holdings Corp. 2000 Stock Option Plan.

        4.6     Form of Option Agreement used under Geneva Steel Holding Corp.'s
                2000 Stock Option Plan for each of Joseph A. Cannon, Ken C.
                Johnsen, Timothy R. Clark, Carl E. Ramnitz, Dennis L. Wanlass and Marcus C. Phillips.

        5.1     Legal Opinion of Kaye Scholer LLP regarding legality.

        23.1    Consent of Arthur Andersen LLP.

        23.2    Consent of Kaye Scholer LLP (included in Exhibit 5.1).

        24.1    Power of Attorney (included on signature page).

* Incorporated by reference to Exhibit 2.1 filed with the Registrant's registration statement on Form 8-A filed with the SEC on December 5, 2000.

** Incorporated by reference to Exhibit 4.2 filed with the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000 as filed with the Commission on January 12, 2001.

ITEM 17. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

                1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                2. That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vineyard, State of Utah, on March 26, 2001.

                                       GENEVA STEEL HOLDINGS CORP.


                                       By:    /s/ JOSEPH A. CANNON
                                           -------------------------------------
                                       Name:  Joseph A. Cannon
                                       Title: Chairman of the Board of Directors
                                              and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 26, 2001. Each person whose signature appears below hereby authorizes each of Joseph A. Cannon and Ken C. Johnsen, each as attorney-in-fact, to sign and file in his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form S-3.


            SIGNATURE
            ---------

  /s/ JOSEPH A. CANNON             Chairman of the Board of Directors and
---------------------------------- Chief Executive Officer
         Joseph A. Cannon          (principal executive officer)

  /s/ KEN C. JOHNSEN               Executive Vice-President, Secretary, General
---------------------------------- Counsel and Director
          Ken C. Johnsen

  /s/ DENNIS L. WANLASS            Vice-President, Treasurer and Chief Financial
---------------------------------- Officer (principal financial and accounting
        Dennis L. Wanlass          officer)

  /s/ MURRAY DRABKIN               Director
----------------------------------
         Murray Drabkin

  /s/ ALBERT FRIED, JR             Director
----------------------------------
        Albert Fried, Jr.

  /s/ JOHN T. LAMACCHIA            Director
----------------------------------
       John T. LaMacchia

  /s/ FRANK T. MACINNIS            Director
----------------------------------
        Frank T. MacInnis

  /s/ DONALD R. SHEPHERD           Director
----------------------------------
       Donald R. Shepherd

            SIGNATURE
            ---------

  /s/ R. J. SHOPF                  Director
----------------------------------
          R. J. Shopf

  /s/ A. STANLEY WEST              Director
----------------------------------
        A. Stanley West

  /s/ MICHAEL T. YONKER            Director
----------------------------------
       Michael T. Yonker

                                  EXHIBIT INDEX


      EXHIBITS
        2.1 Geneva Steel Company's Third Amended Plan of Reorganization, as modified, under Chapter 11 of the Bankruptcy Code.*

        4.1     Registration Rights Agreement by and between Albert Fried &
                Company, LLC and Geneva Steel Holdings Corp. dated January 3,
                2001.**

        4.2     Registration Rights Agreement by and between Loomis Sayles &
                Co., Inc. and Geneva Steel Holdings Corp. dated as of January 3,
                2001.

        4.3     Non-Employee Director Stock Option Plan.

        4.4     Form of Option Agreement used under Geneva Steel Holding Corp.'s
                Non-Employee Director Stock Option Plan for each of Albert
                Fried, Jr., Murray Drabkin, John T. LaMacchia, Frank T.
                MacInnis, Donald R. Shepherd, R.J. Shopf, A. Stanley West and
                Michael T. Yonker.

        4.5     Geneva Steel Holdings Corp. 2001 Stock Option Plan.

        4.6     Form of Option Agreement used under Geneva Steel Holding Corp.'s
                2001 Stock Option Plan for each of Joseph A. Cannon, Ken C.
                Johnsen, Timothy R. Clark, Carl E. Ramnitz, Dennis L. Wanlass and Marcus C. Phillips.

        5.1     Legal Opinion of Kaye Scholer LLP regarding legality.

        23.1    Consent of Arthur Andersen, LLP.

        23.2    Consent of Kaye Scholer LLP (included in Exhibit 5.1).

        24.1    Power of Attorney (included on signature page).

* Incorporated by reference to Exhibit 2.1 filed with the Registrant's registration statement on Form 8-A filed with the SEC on December 5, 2000.

** Incorporated by reference to Exhibit 4.2 filed with the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000 as filed with the Commission on January 12, 2001.